Exhibit 99.1
FOR IMMEDIATE RELEASE

PR Contact:	Investor Contact:
Julie Parenzan	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com
Interphase Announces Third Quarter 2007 Financial Results
Quarterly Revenues Increase to $8.4 Million; Quarterly EPS of $0.10
PLANO, Texas — October 25, 2007 — Interphase Corporation (NASDAQ: INPH), a leading international supplier of next-generation networking technologies, today reported financial results for its third quarter ended September 30, 2007.
Revenues for the third quarter of 2007 were $8.4 million, representing a 9% increase over revenues for the third quarter of 2006 of $7.8 million. On a sequential basis, third quarter 2007 revenues increased by $200,000 as compared to revenues of $8.2 million in the second quarter of 2007. Revenues in the quarter were primarily driven by the continued strength in broadband telecom revenues, which rose 14% to $7.2 million in the third quarter of 2007 compared to $6.3 million for the third quarter of 2006. As expected, enterprise product line revenues declined to $980,000 for the third quarter of 2007 compared to $1.3 million for the third quarter of 2006. Gross margin for the third quarter of 2007 was 61% compared to 52% for the third quarter of 2006, driven by improvements in product mix, and more efficient operations. Net income for the third quarter of 2007 was $698,000, or $0.10 per fully diluted share, up from $175,000, or $0.03 per fully diluted share, in the year ago third quarter.
“We are pleased with our results and the overall business momentum we are seeing, which reflect the confidence in Interphase and the strong relationships we have established with our Tier 1 telecommunications customers”, said Greg Kalush, CEO and President of Interphase. “During the quarter we have successfully achieved a number of milestones toward the delivery of our AdvancedTCA and AdvancedMC product portfolio. In fact, our iSPAN 3676 AdvancedMC™ ATM OC-3/STM-1 Interface Card and iSPAN 3639 AdvancedMC™ Multiprotocol T1/E1/J1 Communications Controller products have now achieved general availability status for integration and deployment into next generation 3G Wireless, IP Multi-Media Subsystem and Voice Over IP infrastructure platforms. Beginning in the fourth quarter we will reach production level shipments of a new T1/E1 I/O product for a major telecommunications equipment manufacturer. Ramping production of this new product is the culmination of an intense and extremely compressed six month rapid design and manufacture cycle, proving Interphase can meet the most demanding requirements of even the world’s largest international telecommunications equipment manufacturers. This is a significant product deliverable, since it achieves substantial cost reductions for our customer, and will not only result in an increase in next quarter’s revenues but also contribute significantly to our revenue growth in 2008. We also recently announced that we are developing a line of Packet Accelerator products to expand our solution portfolio. Packet Accelerators complement our existing solutions portfolio and further advance our strategy to play a major role in the transition of the telecommunications network to an “all IP” packet-based infrastructure. We have also continued to expand our future revenue potential with new design wins across our AdvancedMC, AdvancedTCA and PCI/PCI-express portfolio of broadband telecommunications products including early design win success for our recently announced packet accelerator portfolio. We remain very excited about our next generation product portfolio and as these product solutions ramp into production and the adoption of AdvancedTCA proliferates, we expect to achieve strong revenue growth.”
For the first nine months of 2007, revenues were $21.8 million compared to $25.3 million in the first nine months of 2006. Gross margin for the nine months ended September 30, 2007 was 59% compared to 54% for the same period in 2006. Net loss for the first nine months of 2007 was $764,000 or $(0.13) per share, compared to a net profit of $1.6 million or $0.27 per share for the first nine months of 2006. The company’s balance sheet continues to be strong with a working capital position of $26.6 million, including a cash and marketable securities position of $19.9 million on September 30, 2007.
About Interphase Corporation
Interphase Corporation (NASDAQ: INPH) is a leading provider of robust building blocks, highly integrated subsystems and innovative gateway appliances for the converged communications network. Building on a 30-year history of providing advanced I/O solutions for telecom and enterprise applications, and addressing the need for high speed connectivity, Interphase has established a key leadership role in delivering next generation Advanced TCA® (ATCA), MicroTCA and AdvancedMC™ (AMC) solutions to the marketplace. Headquartered in Plano, Texas with sales offices across the globe, clients include Alcatel-Lucent, Ericsson, Fujitsu Ltd., Hewlett Packard, Motorola Inc., Nokia-Siemens Networks, Nortel Networks Ltd. and Samsung. Interphase is a contributor member of the Scope Alliance and the Communications Platform Trade Association (CP-TA). Additional information about Interphase and its products is available on the company’s Web site at www.interphase.com.
Safe Harbor
This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company’s market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.
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Interphase, the Interphase logo, SlotOptimizer and iNAV are trademarks or registered trademarks of Interphase
Corporation. All other trademarks are the property of their respective owners.

Condensed Consolidated Financial Statements
Interphase Corporation
Condensed Consolidated Statements of Operations
(amounts in thousands, except per-share amounts)

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
	2007	2006	2007	2006

Revenues	$8,429	$7,758	$21,774	$25,280
Gross margin	5,180	4,067	12,804	13,588
Research and development	2,413	2,019	7,320	5,865
Sales and marketing	1,417	1,222	4,208	4,040
General and administrative	1,180	851	3,267	3,047

Total operating expenses	5,010	4,092	14,795	12,952
Income (loss) from operations	170	(25)	(1,991)	636
Income (loss) before income tax	547	118	(1,064)	1,379
Net income (loss)	698	175	(764)	1,628
Net income (loss) per diluted share	$0.10	$0.03	$(0.13)	$0.27
Weighted average common and dilutive shares	6,781	6,330	6,112	6,105
Selected Consolidated Balance Sheet Information
(amounts in thousands)

	Sep. 30, 2007	Dec. 31, 2006

Cash and marketable securities	$19,876	$22,530
Accounts receivable, net	7,189	5,824
Inventories	2,452	1,921
Net property, plant and equipment	856	976
Total assets	34,415	34,062
Total liabilities	8,258	8,262
Total shareholders’ equity	$26,157	$25,800